DIXI FOODS INTERNATIONAL ANNOUNCES FIRST RESTAURANT

WITH CELEBRITY CHEF ALEX STRATTA

Las Vegas, Nevada, July 17, 2014 - DIXI Foods International, Inc. (OTCQB: DIXI) announced that it has signed a lease to open “Alex Stratta Italian Steakhouse”, a fine-dining establishment in a new development in Las Vegas, Nevada. This restaurant will be the first of a series of fine dining and fast casual restaurant concepts DIXI intends to open and operate with celebrity chef Alex Statta. DIXI anticipates opening two to three additional restaurant and food-service concepts within the next year, and also anticipates expanding such concepts in the future as the operator or the franchisor.

Stratta recently joined KCI Investments, LLC, a wholly owned subsidiary of DIXI, as its Vice President of New Concept Development - responsible for launching various restaurant and food service concepts. Recognized as a James Beard award winner and by Mobil 5 star, Forbes 5 star and Michelin 2 star awards of excellence for the past 20 years, Stratta also was the first "Iron Chef", having played the role of Iron Chef Italian on the television show Iron Chef America. He also appeared on Bravo’s Top Chef Masters. He also has received various national and locally-recognized awards of distinction for his commitment to consistency, hospitality and the highest levels of quality dining experiences.

Headquartered in Las Vegas, Nevada, DIXI, through its recently-acquired KCI Investments, LLC, currently:

1.	operates 12 franchised Capriotti’s Sandwich Shops in: Clark County, Nevada; Dallas/Fort Worth; Texas and four counties in Southern California, and

2.	has additional Capriotti’s and Papa John's locations in various stages of development.

DIXI currently has exclusive development areas for Capriotti's Sandwich Shops in all of Dallas/Fort Worth and its Southern California markets (Orange County, San Diego County and parts of Los Angeles County), and is committed per various franchise agreements to build 99 locations. KCI also has the exclusive rights to develop Papa John's in trade areas stretching from Fresno to north of Sacramento, California, and is committed per its agreement with Papa John's to build 24 locations over a two-year period.

This Alex Stratta Italian Steakhouse will be located in The Gramercy, a new development in Southwest Las Vegas, just off Interstate 215 near Russell Road. The Gramercy is owned by New Russell One, LLC, and is being developed by SWLV LLC, which consists of representatives of The Krausz Companies, Inc. and WGH Partners. New Russell One, LLC purchased the site re-titling it the Gramercy in the process - after New York’s famed park of the same name. The owner’s stated aim to re-create the neighborhood feel of that tree-lined community with the project’s: four-story luxury lofts (160 units) and mixed-use dining, retail and office space, and a nine-story condo tower with 85 units scheduled for a later phase of development. In all, the Gramercy encompasses 500,000 square feet over 20 acres plus underground parking and is scheduled to complete Phase 1 before the end of 2014.

The space that has been chosen for the restaurant is in the northwest corner of the Gramercy’s central park. The 5,300 square foot restaurant will have an extensive dining area, a separate bar and live entertainment. Additionally, the restaurant will feature a glass-enclosed patio with Strip views that can accommodate private parties. The restaurant’s Italian elements will include: fresh pasta and flatbreads made in a wood-burning oven, and also will feature a shellfish and raw bar and have extensive steak offerings.

“The most exciting and interesting thing about putting our first Alex Stratta Italian Steakhouse at the Gramercy,” Stratta says, “is that it fits with our goal to create a restaurant in a new category for dining in an area of Las Vegas currently underserved. Our restaurant will exemplify our commitment to personalized service and new and exciting menus that are innovative and approachable. We are looking forward to participating in the continued progress and awareness for our ‘off the strip’ options with a focus on quality and consistency marked by a true sense of genuine hospitality”.

For information contact:

Richard Groberg
CFO
DIXI Foods International, Inc.
investorrelations@kciinvestmentsllc.com

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends. Statements relating to plans and objectives for future operations, including those relating to KCI Investments, LLC, are based on DIXI’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied. To the extent that DIXI’s assumptions differ from actual results, DIXI’s ability to meet such forward-looking statements may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and DIXI disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to DIXI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2013 and subsequently filed SEC reports for further information.